Exhibit 10.7f
(Operating Cash Flow Metric)

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
FMC CORPORATION
INCENTIVE COMPENSATION AND STOCK PLAN

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made by and between FMC Corporation (the “Company”) and [__________________]1(the “Participant”).

WHEREAS, the Company maintains the FMC Corporation Incentive Compensation and Stock Plan (the “Plan”); and

WHEREAS, the Plan authorizes the grant of Restricted Stock Units; and

WHEREAS, to compensate the Participant for his or her past and anticipated future contributions to the Company and to further align the Participant’s personal financial interests with those of the Company’s stockholders, the Compensation and Organization Committee of the Company’s Board of Directors (the “Committee”) approved this grant of Restricted Stock Units to the Participant on the terms described below, effective [__________________]2 (the “Grant Date”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Grant of Restricted Stock Units.
(a) Pursuant to the Plan and as of the Grant Date, the Company hereby awards to the Participant a target number of [_________] Restricted Stock Units (the “Units”). The terms of the Plan are incorporated herein by this reference and made a part of this Agreement. Capitalized terms not otherwise defined herein will have the same meanings as in the Plan. To the extent there is a conflict between the Plan and this Agreement, the Plan will prevail.
(b) Each Unit, once vested, represents an unfunded, unsecured right of the Participant to receive one share of Common Stock (each a “Share”) at a specified time. The Units will be earned, and Shares will be issued in respect of earned Units, as set forth in this Agreement.

2. Determination of Units Earned. Subject to the Participant’s continued employment by the Company or any of its Affiliates through December 31, [Year 3] (the “Specified Date”), between 0%-200% of the Units shall become earned in accordance with the table set forth below based on the Company’s operating cash flow (as defined in Exhibit A hereto, the “Operating Cash Flow”) during the three year period beginning on January 1, [Year 1] and ending on December 31, [Year 3] (the “Measurement Period”):
____________________
(1)Insert name of participant.
(2)Insert date of committee action to approve the grant.

Exhibit 10.7f

Level	Operating Cash Flow	Percentage of Units Earned
Below Threshold	[_________]	0%
Threshold	[_________]	25%
Target	[_________]	100%
Maximum	[_________]	200%

If the Company’s Operating Cash Flow is between the levels set forth above, then the percentage of the Units earned will be ratably interpolated. Any Units that are not earned as of the end of the Measurement Period will be forfeited immediately and automatically and the Participant will have no further rights with respect thereto.

(b) If the Participant’s employment terminates by reason of (i) Disability, (ii) death, (iii) Non-Approved Retirement, or (iv) by the Company without Cause other than within two years following a Change in Control, then the extent to which the Units are earned shall be determined as if the Participant had continued in active service to the Company through the Specified Date, but shall be prorated based on the number of days the Participant was employed by the Company during the Measurement Period.

(c) In the event the Participant’s employment terminates by reason of Approved Retirement, then the extent to which the Units are earned shall be determined as if the Participant had continued in active service to the Company through the Specified Date.

(d) In the event the Participant’s employment terminates within two years following a Change in Control due to either (i) a termination by the Company without Cause or (ii) a resignation by the Participant with Good Reason, then the Units shall be deemed earned at the target (i.e., 100%) level and Shares will be distributed in respect thereof in accordance with Section 4(a) below. For avoidance of doubt, this section will not apply if the Participant has satisfied the conditions for Approved Retirement or Non-Approved Retirement as of the date of his or her termination (in that case, Section 2(b)(iii) or 2(c) will apply, as applicable).

(e) The application of Sections 2(b)(iii), 2(b)(iv), 2(c), and 2(d) is in each case conditioned on (i) the Participant’s execution and delivery to the Company of a general release of claims against the Company and its affiliates in a form prescribed by the Company, and (ii) such release becoming irrevocable within 60 days following the cessation of the Participant’s employment or such shorter period specified by the Company. For avoidance of doubt, if this release requirement is not timely satisfied, all the Units will be forfeited as of the effective date of the cessation of the Participant’s employment and the Participant will have no further rights with respect thereto.

(f) Upon a cessation of the Participant’s employment with the Company or any of its Affiliates, all Units that do not specifically remain outstanding pursuant to Section 2(b), 2(c) or 2(d) will then be forfeited immediately and automatically and the Participant will have no further rights with respect thereto.

Exhibit 10.7f
3. Definitions.

(a) “Approved Retirement” means the cessation of the Participant’s employment after June 30, [Year 1] and after the Participant has (A) both attained age 62 and completed 10 years of service with the Company or its Affiliates or (B) attained age 65, provided that the Participant has commenced succession planning with the Company’s chief human resources executive (in accordance with procedures established by the Company) at least six months before the effective date of the Participant’s cessation of employment.

(b) “Good Reason” will have the meaning defined in the Participant’s Individual Agreement, if any. If no Individual Agreement exists, “Good Reason” will mean the occurrence of any one or more of the following: (i) the assignment to the Participant of duties materially inconsistent with his or her authorities, duties, responsibilities or position, or a material adverse change in the Participant’s authorities, duties, responsibilities, position or reporting requirements; (ii) the Company’s relocation of the Participant’s principal worksite by more than (50) miles, excepting travel substantially consistent with the Participant’s business obligations; or (iii) a material reduction in the Participant’s base salary; provided that any such event will constitute Good Reason only if the Participant notifies the Company in writing of such event within 90 days following the initial occurrence thereof, the Company fails to cure such event within 30 days after receipt from the Participant of written notice thereof, and the Participant resigns his or her employment within 180 days following the initial occurrence of such event.

(c) “Non-Approved Retirement” means the cessation of the Participant’s employment after the Participant has (i) both attained age 62 and completed 10 years of service with the Company or its Affiliates or (ii) attained age 65, other than an Approved Retirement.

4. Timing of Issuance.

(a) Subject to Section 4(b), Shares will be issued in respect of all earned Units (including any additional Units credited under Section 7(b)) during the first two and a half months of the calendar year beginning after the Specified Date.

(b) Notwithstanding anything herein to the contrary:

(i) to the extent permitted by Treas. Reg. § 1.409A-3(j)(4)(vi), the issuance of Shares in respect of a number of earned Units may be accelerated to the date that employment taxes become payable with respect to this Award. Such number of Units will be equal to the reasonably estimated amount of employment taxes then required to be withheld and remitted, divided by the then current Fair Market Value;
(ii) to the extent the requirements of Treas. Reg. § 1.409A-2(b)(7)(ii) are met, the issuance of Shares hereunder will be delayed to the extent the Company reasonably anticipates that the issuance will violate Federal securities laws or other applicable laws; and

Exhibit 10.7f
(iii) the Company may terminate this arrangement at any time prior to the end of the Measurement Period in a manner consistent with the requirements of Treas. Reg. § 1.409A-3(j)(4)(ix).

(c) Fractional Shares will be rounded down to the next whole Share.

5. Non-Transferability. Neither the Units nor any right with respect thereto may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable against the Company.

6. Clawback Policy. To the extent the Participant is a current or former executive officer of the Company, the Award, any cash paid in respect of the Award, and the rights of the Participant hereunder, are subject to any policy (whether currently in existence or later adopted) established by the Company providing for clawback or recovery of amounts paid or credited to current or former executive officers of the Company. The Committee will make any determination for clawback or recovery under any such policy in its sole discretion and in accordance with any applicable law or regulation, and the Participant agrees to be bound by any such determination.

7. Stockholder Rights.
(a) In General. The Participant will not have any stockholder rights or privileges, other than dividend equivalent rights as set forth below, with respect to the Shares subject to Units until such Shares are actually issued and registered in the Participant’s name in the Company’s books and records.

(b) Dividend Equivalent Credits. The Participant shall be credited with an additional number of earned Units as of the Specified Date determined as the quotient of “y” divided by “z” where “y” equals the aggregate amount of any cash dividends paid with respect to Shares during the Measurement Period with respect to a number of Shares equal to the number of Units earned under Section 2 and “z” equals the closing price per Share on the Specified Date, rounded to the nearest whole Share.

8. No Limitation on Rights of the Company. The granting of Units will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, reincorporate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

9. Employment. Nothing in this Agreement or in the Plan will confer on the Participant any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or Affiliate employing or retaining the Participant) to terminate the Participant’s employment at any time for any reason, with or without cause.

10. Tax Treatment and Withholding.

(a) The Participant has had the opportunity to review with his or her own tax advisors the federal, state and local tax consequences of the transactions contemplated by this

Exhibit 10.7f
Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

(b) It is a condition to the Company’s obligation to issue Shares hereunder that the Participant pay to the Company such amount as may be required to satisfy all tax withholding obligations arising in connection with this Award (or otherwise make arrangements acceptable to the Company for the satisfaction of such tax withholding obligations). If the required withholding amount required is not timely paid or satisfied, the Participant’s right to receive such Shares will be permanently forfeited. The Company, in its discretion, may withhold Shares otherwise issuable hereunder in satisfaction of the amount required to be withheld in connection with this Award (based on the Fair Market Value of such Shares on the date of such withholding). All cash payments under this Agreement are subject to applicable withholding, as determined by the Company in its discretion.

11. Notices.

(a) Any notice required to be given or delivered to the Company under the terms of this Agreement will be addressed to it in care of its Secretary, FMC Corporation, at FMC Tower at Cira Centre South, 2929 Walnut Street, Philadelphia, PA 19104, and any notice to the Participant (or other person entitled to receive the Units) will be addressed to such person at the Participant’s address now on file with the Company, or to such other address as either may designate to the other in writing. Except as otherwise provided below in Section 11(b), any notice will be deemed to be duly given when enclosed in a properly sealed envelope addressed as stated above and deposited, postage paid, in a post office or branch post office regularly maintained by the United States government.

(b) The Participant hereby authorizes the Company to deliver electronically any prospectuses or other documentation related to this Award, the Plan and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, reports, proxy statements or other documents that are required to be delivered to participants in such plans or arrangements pursuant to federal or state laws, rules or regulations). For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Company’s Intranet site. Upon written request, the Company will provide to the Participant a paper copy of any document also delivered to the Participant electronically. The authorization described in this paragraph may be revoked by the Participant at any time by written notice to the Company.

12. Beneficiaries. In the event of the death of the Participant, the issuance of Shares, if any, under this Agreement shall be made in accordance with the Participant’s written beneficiary designation on file with the Company or its representative and/or agent (if such a designation has been duly filed with the Company or its representative and/or agent, in the form prescribed by the Company and in accordance with the notice provisions of Section 11(a)). In the absence of any such beneficiary designation, the delivery of Shares, if any, hereunder will be made to the Participant’s estate.

Exhibit 10.7f
13. Administration. By entering into this Agreement, the Participant agrees and acknowledges that (a) the Company has provided or made available to the Participant a copy of the Plan, (b) he or she has read the Plan, (c) all Units are subject to the Plan, (d) in the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern, and (e) pursuant to the Plan, the Committee is authorized to interpret the Plan and to adopt rules and regulations not inconsistent with the Plan as it deems appropriate. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee with respect to questions arising under the Plan or this Agreement.

14. Entire Agreement. This Agreement, together with the Plan, represents the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreement, written or otherwise, relating to the subject matter hereof. This Agreement may only be amended by a writing signed by each of the parties hereto.

15. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without regard to the principles of conflicts-of-laws.

16. Privacy. By signing this Agreement, the Participant hereby acknowledges and agrees to the Company’s transfer of certain personal data of such Participant to the Company for purposes of implementing, performing or administering the Plan or any related benefit. Participant expressly gives his or her consent to the Company to process such personal data.

17. Section Headings. The headings of sections and paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

18. Counterparts; Facsimile. This Agreement may be executed in multiple counterparts (including by facsimile signature), each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument.

Exhibit 10.7f
IN WITNESS WHEREOF, the Company’s duly authorized representative and the Participant have each executed this Agreement on the respective date below indicated.

FMC CORPORATION

By:
Title:
Date:

PARTICIPANT

Signature:
Address:

Date:

Exhibit 10.7f
Exhibit A

“Operating Cash Flow” means the sum of the Company’s Adjusted Operating Cash Flow for each of the three years in the Measurement Period.

The Company’s Adjusted Operating Cash Flow for each year is the sum of (1) and (2) below:

1.the “adjusted EBITDA” for such year, which represents the Company’s net income (loss) before corporate special charges (income); discontinued operations, net of income taxes; interest expense, net; depreciation and amortization; and the provision (benefit) for income taxes, as reported in the Company’s audited financial statements for the relevant year, and

2.the “change in Working Capital” for such year (which change might be positive or negative), which represents the sum of (a) trade receivables (net), (b) guarantees of vendor financing, (c) inventories, (d) accounts payable (trade and other), (e) advance payments from customers, and (f) accrued customer rebates, each as reported in the Company’s consolidated statements of cash flow for the relevant year.

The Operating Cash Flow may be equitably adjusted in the discretion of the Committee, to account for changes in accounting rules, laws, or regulations, acquisitions or divestitures, interest expenses associated with the Company’s repurchase of shares of common stock, business restructuring, material changes in the North America crop pre-payment program, and other extraordinary events or transactions.